EXHIBIT 10.3
GENERAL RELEASE OF CLAIMS
WITH RESPECT TO THE MOSAIC COMPANY
In exchange for valuable and sufficient consideration described in the Separation Agreement accompanying this General Release, on behalf of yourself and your heirs, successors and assigns, you, Richard L. Mack, hereby release and discharge The Mosaic Company and its affiliates, predecessors, successors, and assigns, as well as all officers, directors, agents, attorneys, and employees of The Mosaic Company, and its affiliates, predecessors, successors, and assigns (collectively, the “Company”) from any and all claims, demands, actions, liabilities, damages, losses, costs, attorneys’ fees, or rights of any kind, whether known or unknown, that you have, have ever had, or may have through your employment termination date, including but not limited to those arising out of or related to your employment or termination of employment.

Scope of Release:
This release extends to and includes, by way of illustration and not limitation, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66, Minn. Stat. § 181.81, Minnesota Parental Leave Act, Minn. Stat. § 181.940 et seq., and Minnesota Whistleblower Act, Minn. Stat. § 181.931 et seq., as well as any other statutory, common law, contract, quasi contract or tort claims, including any claims for failure to pay wages, bonuses, or other forms of compensation and any and all attempts to recover attorneys’ fees. If you are an employee of the Company in Canada or outside of the United States, this release is intended to extend to all similar Canadian, provincial, and local statutory and common law claims and the claims under any other nation’s laws.

This release does not include claims that may not be released or waived as a matter of law. This release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency.

This release shall not be construed as an admission by the Company that it acted wrongfully with respect to you or any other person, or that you had or have any rights whatsoever against the Company. The Company specifically disclaims any liability to or any wrongful acts against you or any other person, on the part of itself or any of its affiliates, predecessors, successors, assigns, officers, directors, agents, attorneys, and employees.

Acceptance, Rescission, and Revocation Periods:
You may take up to twenty-one (21) days to consider whether to sign this release; although, you may sign it at any time before this period expires. You are hereby advised that you may consult with an attorney before signing this release.

In addition, you may rescind this release as far as it extends to claims or potential claims under the Minnesota Human Rights Act by delivering to the addressee below a notice of your intent to do so within fifteen (15) calendar days following your signing of this release. You further are entitled to revoke this release insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act, to the extent applicable to you, by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Attn:    General Counsel
The Mosaic Company
3033 Campus Drive, Suite E490
Plymouth, MN 55441

To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day time period. The time periods described above shall run concurrently, the day on which you sign this release shall count as the first day of both the fifteen (15) and (7) day time periods, and no allowance will be made should the last day of the time period fall on a weekend or holiday.

Any agreement between you and the Company relating to this release will not become effective until both the rescission and revocation periods have expired, and the Company is not required to pay any amounts pursuant to any agreement relating to this release prior to such time. In the event you provide timely notice of your intent to rescind or revoke this release, the Company may, in its discretion, declare the entire release and any agreement relating to the release null and void. In which case, the Company will have no obligations to you under this release or in connection with any agreement relating to this release, and you shall immediately repay any amounts paid to you as of that date by the Company pursuant to this release or any agreement relating to this release.

Acknowledgment of Knowing and Voluntary Waiver and Also of Release of Claims under the Age Discrimination in Employment Act:
You hereby affirm and acknowledge that you have read the entirety of this General Release, that its provisions are written in language you understand, and, in fact, that you do understand their meaning and effect. You represent that you are entering into the release freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled.

You further acknowledge and affirm your understanding that, to the extent applicable to you, this release specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this agreement and to consult with an attorney before signing this release.

Severability:
Should any part, term, provision, or aspect of this release or any agreement relating to this release be declared to be or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, provisions, or aspects shall not be affected thereby and the said illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this release or any agreement relating to this release.

Acknowledgment:
The persons below have read the foregoing General Release, agree that its provisions are written in language understandable to them, acknowledge the sufficiency of the consideration and obligations described herein, and hereby execute it knowingly and voluntarily with full understanding of its consequences. In witness whereof, the undersigned have executed this General Release on the date shown below.

Dated:	June 1, 2018	/s/ Richard L. Mack
Richard L. Mack

Dated:	May 31, 2018	THE MOSAIC COMPANY

		By:	/s/ Kimberly Bors
Kimberly Bors
Senior Vice President and Chief Human Resources Officer